Exhibit 99.2

On September 29, 2006, the Board of Directors designated Mr. Jose Armario, Mr. Timothy J. Fenton, Mr. Richard Floersch and Mr. Jeffrey P. Stratton as executive officers of McDonald’s Corporation. McDonald’s is hereby providing information concerning these individuals, and updated information regarding security ownership and recent transactions by McDonald’s executive officers and directors including these individuals.

Management of McDonald’s

The following persons were designated as executive officers of McDonald’s on September 29, 2006:

Jose Armario, age 47, President, Latin America. Mr. Armario was elected President, Latin America, in December 2003. He previously served as Senior Vice President and International Relationship Partner for the Latin America Group from January 2002 through November 2003. Prior to that time, he served as Vice President and International Relationship Partner for the Latin America Group from June 1999 and December 2001.

Timothy J. Fenton, age 48, President, Asia, Pacific, Middle East and Africa. Mr. Fenton was elected President, Asia, Pacific, Middle East and Africa in December 2005. He previously served as President, East Division for McDonald’s USA from 2003 to 2005. Prior to that time, he served as Senior Vice President, Southeast Asia/Middle East/Africa from 1998 through 2003.

Richard Floersch, age 49, Corporate Executive Vice President, Human Resources. Mr. Floersch joined McDonald’s in November 2003. He previously served as Senior Vice President of Human Resources for Kraft Foods International from 1998 through 2003.

Jeffrey P. Stratton, age 51, Corporate Executive Vice President, Chief Restaurant Officer. Mr. Stratton was elected Corporate Executive Vice President, Chief Restaurant Officer in December 2005. He previously served as U.S. Executive Vice President, Chief Restaurant Officer from January 2004 through November 2005. Prior to that time, he served as Senior Vice President, Chief Restaurant Officer of McDonald’s USA from 2002 through 2004 and as Division President, West Division from August 2001 through December 2001.

Each of McDonald’s executive officers and directors are citizens of the United States, except for Mr. Hennequin who is a citizen of France.

The address for each of the above listed directors and executive officers is c/o McDonald’s Corporation, One McDonald’s Plaza, Oak Brook, Illinois 60523-1900.

Security Ownership of Management

The following table sets forth the beneficial ownership of McDonald’s directors and executive officers as of September 28, 2006. Directors and executive officers as a group owned less than 1% of McDonald’s common stock.

Name	Common stock(a)(b)(c)(d)	Stock equivalents(e)	Total
Hall Adams, Jr.	30,334	11,363	41,697
Ralph Alvarez	232,510	38,978	271,488
Jose Armario(f)	202,448	7,820	210,268
Edward A. Brennan	20,834	18,584	39,418
Mary H. Dillon	18,750	—	18,750
Robert A. Eckert	23,334	11,450	34,784
Timothy J. Fenton(f)	302,843	9,055	311,898
Richard Floersch(f)	56,992	15,446	72,438
Denis Hennequin	340,679	3,157	343,836
Enrique Hernandez, Jr.	35,442	32,037	67,479
Jeanne P. Jackson	24,584	21,307	45,891
Richard H. Lenny	2,000	2,465	4,465
Walter E. Massey	26,334	12,682	39,016
Andrew J. McKenna	51,853	59,219	111,072
Cary D. McMillan	26,334	11,340	37,674
Matthew H. Paull	337,645	12,669	350,314
Sheila A. Penrose	3,000	—	3,000
David M. Pojman	210,550	1,022	211,572
John W. Rogers, Jr.	88,434	11,071	99,505
Gloria Santona	319,275	3,767	323,042
James A. Skinner	1,136,527	34,069	1,170,596
Roger W. Stone	42,000	66,951	108,951
Jeffrey P. Stratton(f)	106,804	—	106,804
Donald Thompson(f)	421,276	14,999	436,275

(a)         Beneficial ownership of shares that are owned by members of their immediate families directly or through trusts is disclaimed as follows: Directors McKenna, 640; and Rogers, 100.

(b)        Includes unallocated shares held in McDonald’s Profit Sharing and Savings Plan as follows: Director Skinner, 11,141; Ms. Santona, 3,628; and Messrs. Armario, 2,809; Fenton, 8,437; Floersch, 541; Paull, 1,455; Pojman, 2,905; Stratton, 2,279; and Thompson, 4,861.

(c)         Includes shares that could be purchased by exercise of stock options on or within 60 days after September 28, 2006, under McDonald’s option plans as follows: Directors Adams, 26,334; Brennan, 18,334; Eckert, 13,334; Hernandez, 26,334; Jackson, 22,334; Massey, 26,334; McKenna, 9,332; McMillan, 13,334; Rogers, 13,334; Skinner, 936,193; and Stone, 24,000; Ms. Santona, 246,964 and Ms. Dillon, 18,750; and Messrs. Alvarez, 232,502; Armario, 188,805; Fenton, 250,876; Floersch, 45,865; Hennequin, 340,170; Paull, 330,577; Pojman, 191,276; Stratton, 95,515; and Thompson, 397,377.

(d)        Directors and executive officers as a group have sole voting and investment power over shares of common stock listed above except as follows: shared voting and investment powers for shares held by Directors Eckert, 10,000; Hernandez, 8,400; Jackson, 2,250; Lenny, 2,000; and Skinner, 2,168; Ms. Santona, 36,804; Mr. Pojman, 6; and Mr. Stratton, 1.

(e)         Includes common stock equivalent units credited under McDonald’s retirement plans and the Directors’ Stock Plan, which (e) are payable in cash.

(f)          Upon being designated executive officers, these individuals became subject to similar employment arrangements as other executive officers of McDonald’s, as well as other arrangements consistent with Company policies.

Recent Transactions in McDonald’s Common Stock

Based on the information available to McDonald’s as of September 28, 2006, the following table sets forth the transactions in shares of McDonald’s common stock by directors and executive officers of McDonald’s during the past 60 days.

Name	Date	Number of Shares	Price Per share	Transaction
Ralph Alvarez	September 18, 2006	100,161	$37.42	Grant of stock options
	September 18, 2006	167,024	$—

Two grants of Restricted Stock Units (“RSUs”) under the Company’s Amended and Restated 2001 Omnibus Stock Ownership Plan. The RSUs are subject to the terms of such Plan. The RSUs are subject to performance-vesting criteria, and upon satisfaction of the performance criteria, 33,405 of the RSUs shall vest on the third anniversary of grant and the remainder shall vest on the fifth anniversary of grant. Upon vesting, payout under the RSUs will be in the form of an equal number of shares of McDonald’s common stock or, at the discretion of the Board’s Compensation Committee, the cash value thereof. No dividend, voting or other shareholder rights attach to the RSUs until they vest and only if the payout upon vesting is in shares of common stock.

James Skinner	September 13, 2006	22,411	$38.07	Sale of shares
	September 13, 2006	1,000	$38.08	Sale of shares
	September 13, 2006	16,700	$38.00	Sale of shares
Ralph Alvarez	July 31, 2006	18,000	$14.31	Exercise of stock options
	July 31, 2006	18,000	$35.36	Sale of shares
	August 1, 2006	24,222	$23.50	Exercise of stock options
	August 1, 2006	24,222	$35.00356	Sale of shares
Timothy J. Fenton	July 31, 2006	31,200	$14.31	Exercise of stock options
	July 31, 2006	31,200	$35.376538	Sale of shares
Jeffrey P. Stratton	July 31, 2006	26,000	$28.75	Exercise of stock options
	July 31, 2006	26,000	$35.253	Sale of shares